Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Lars Weborg +1.215.299.6882
Lars.Weborg@fmc.com
Investor contact: Zack Zaki +1.215.299.5899
Zack.Zaki@fmc.com

FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023

Fourth quarter performance driven by volume and pricing gains; 2023 outlook reflects pricing momentum and robust demand.

Fourth Quarter 2022 Highlights
•Revenue of $1.62 billion, an increase of 15 percent versus Q4 2021 and up 17 percent organically1
•Consolidated GAAP net income of $280 million, up 52 percent versus Q4 2021
•Adjusted EBITDA of $432 million, up 17 percent versus Q4 2021
•Consolidated GAAP earnings of $2.17 per diluted share, up 45 percent versus Q4 2021
•Adjusted earnings per diluted share of $2.37, up 12 percent versus Q4 2021

Full-Year 2022 Highlights
•Revenue of $5.8 billion, reflecting 15 percent growth and up 18 percent organically1
•Consolidated GAAP net income of $742 million, up 1 percent versus 2021
•Adjusted EBITDA of $1.407 billion, up 7 percent versus 2021
•Consolidated GAAP earnings of $5.81 per diluted share, up 1 percent versus 2021
•Adjusted earnings per diluted share of $7.41, up 8 percent versus 2021
•Consolidated GAAP cash flow from operations of $660 million, down 27 percent versus 2021
•Free cash flow of $514 million, down 28 percent versus 2021
•Returned $367 million to shareholders, including $100 million in share repurchases

Full-Year 2023 Outlook2
•Revenue in the range of $6.08 to $6.22 billion, reflecting 6 percent growth at the midpoint.
•Adjusted EBITDA in the range of $1.48 to $1.56 billion, reflecting 8 percent growth at the midpoint.
•Adjusted earnings per diluted share in the range of $7.20 to $8.00, reflecting 3 percent growth at the midpoint versus 2022, excluding any impact from potential 2023 share repurchases
•Free cash flow is expected to be in the range of $530 to $720 million.

Page 2/ FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023

PHILADELPHIA, February 7, 2023 – FMC Corporation (NYSE:FMC) today reported fourth quarter 2022 revenue of $1.62 billion, an increase of 15 percent versus fourth quarter 2021, driven by robust volume and strong pricing. Excluding the impact of foreign currencies, organic revenue grew 17 percent year-over-year. On a GAAP basis, the company reported earnings of $2.17 per diluted share in the fourth quarter, up 45 percent versus fourth quarter 2021. Adjusted earnings were $2.37 per diluted share, an increase of 12 percent versus fourth quarter 2021, and $0.07 above the midpoint of guidance.

Fourth Quarter Adjusted EPS versus Guidance (midpoint)*	+7 cents*
Adjusted EBITDA	+4 cents
Depreciation and amortization	-1 cent
Interest expense	-1 cent
Taxes	+2 cents
Minority interest	+1 cent
Share count	+1 cent
Rounding	+1 cent
* Guidance refers to midpoint of EPS guidance presented in November 2022

“FMC delivered record performance in the fourth quarter, driven by robust volume growth, continued strong pricing actions as well as growth of new products,” said Mark Douglas, FMC president and chief executive officer. “North America delivered exceptional revenue growth, with Latin America and Europe, Middle East and Africa (EMEA) posting strong gains. Pricing actions more than offset headwinds from cost and FX in the quarter, marking an inflection point in a year that had record input cost inflation.”
FMC revenue growth in the fourth quarter was driven by a 9 percent contribution from volume and an 8 percent contribution from price, offset partially by a 2 percent currency headwind.
Sales in North America grew 35 percent versus the fourth quarter of 2021. The U.S. business delivered strong volume and pricing, especially selective herbicides for soybeans and other crops as well as fungicides for corn. Latin America sales grew 13 percent (up 9 percent organically) year over year driven by robust pricing and continued market access expansion. Dry weather negatively impacted corn and soy planting in Southern Brazil and Argentina. In Asia, revenue was unchanged (up 12 percent organically) versus prior year period. Overwatch® herbicide continued to gain share on cereals in Australia. In EMEA, sales were up 7 percent (up 20 percent organically) year over year driven by robust pricing, expanded market access and broad-based demand, especially in cereal herbicides, partially offset by FX headwinds. The global biologicals portfolio again grew double digit percent in the quarter.

Page 3/ FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023

FMC Revenue	Q4 2022	Full Year 2022
Total Revenue Change (GAAP)	15%	15%
Less FX Impact	(2%)	(3%)
Organic[1] Revenue Change (Non-GAAP)	17%	18%

Fourth quarter adjusted EBITDA was $432 million, an increase of 17 percent from the prior-year period. Strong pricing gains in every region, especially North America and EMEA, robust volume in North America, market access expansion in Brazil, and new product introductions more than offset cost and currency headwinds in the quarter.
For the full year, FMC reported revenue of $5.8 billion, an increase of 15 percent compared to 2021. Excluding the impact of foreign exchange, year-over-year sales grew 18 percent organically. On a GAAP basis, the company reported full-year net income of $742 million, up 1 percent versus the previous year, and consolidated earnings of $5.81 per diluted share, a year-over-year increase of 1 percent. Full-year adjusted earnings were $7.41 per diluted share, an increase of 8 percent compared to 2021.
“Full-year results were driven by significant volume and price gains in every region. Our continued focus on new product development, commercial launches and market access investments delivered record results in 2022. More than $600 million in revenue was from new products introduced in the last five years, an increase of over 50 percent from the prior year, and approximately $100 million in revenue from launches in 2022,” Douglas said.

2022 Full Year Adjusted EPS versus 2021
Adjusted EBITDA	+63 cents
Depreciation and amortization	+1 cent
Interest expense	-14 cents
Tax rate	-9 cents
Minority Interest	-1 cent
Share count	+14 cents
Total Adjusted EPS Growth	+54 cents

On a GAAP basis, cash flow from operations was $660 million, a decrease of 27 percent versus 2021, driven by inflation-fueled growth and working capital. Free cash flow in 2022 was $514 million, a decrease of 28 percent versus 2021.

Page 4/ FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023
Full Year 2023 Outlook2
Full-year 2023 revenue is forecasted to be in the range of $6.08 billion to $6.22 billion, representing an increase of 6 percent at the midpoint versus 2022, driven by strong pricing in all regions and growth in volume driven by new launches and market access. Full-year adjusted EBITDA range is expected to be $1.48 billion to $1.56 billion, representing 8 percent year-over-year growth at the midpoint. The range for 2023 adjusted earnings per share (EPS) is expected to be $7.20 to $8.00 per diluted share, representing an increase of 3 percent year-over-year at the midpoint, with EPS growth limited by higher interest and tax rates. Interest expense is now expected to be $200 million to $210 million an increase of approximately $50 million at the midpoint, reflecting the rapidly rising interest rate environment. Adjusted earnings per share excludes any impact from potential 2023 share repurchases and assumes weighted average diluted shares outstanding (WADSO) of approximately 126.5 million. Full-year free cash flow is expected to be $530 million to $720 million.
“We anticipate a positive market backdrop for 2023 that will support our pricing actions as well as continued healthy demand for FMC’s synthetic and biological product portfolios. We will continue to invest in our R&D pipeline as well as in SG&A resources to further expand our market access in key geographies. In addition, we will continue to closely manage our supply chain in 2023 to take advantage of any cost improvement opportunities while ensuring product availability for our customers,” said Douglas.
First Quarter Outlook2
First quarter revenue is expected to be in the range of $1.41 billion to $1.45 billion, a 6 percent increase at the midpoint compared to first quarter 2022. Adjusted EBITDA is forecasted to be in the range of $345 million to $365 million, flat at the midpoint versus the prior year period given the significantly higher costs expected in the quarter. Adjusted earnings per diluted share is expected to be in the range of $1.63 to $1.83 in the first quarter, representing a decrease of 8 percent at the midpoint versus first quarter 2022 due to anticipated higher interest and tax rates.

	Full Year 2023 Outlook[2]	Q1 2023 Outlook[2]
Revenue	$6.08 to $6.22 billion	$1.41 to $1.45 billion
Growth at midpoint vs. 2022*	6%	6%
Adjusted EBITDA	$1.48 to $1.56 billion	$345 to $365 million
Growth at midpoint vs. 2022*	8%	0%
Adjusted EPS^	$7.20 to $8.00	$1.63 to $1.83
Growth at midpoint vs. 2022*	3%	(8%)
^Adjusted EPS estimates assume 126.5 million diluted shares for full year and 126.5 million diluted shares for Q1. Outlook for Adjusted EPS and WADSO does not include the impact of any share repurchases that may take place in 2023.

*Percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Page 5/ FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023
Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,600 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.

Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. FMC, the FMC logo and Overwatch are trademarks of FMC Corporation or an affiliate.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.

In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. In addition to the continued uncertainty generated by the ongoing COVID pandemic on our financial condition, results of operations, cash flows and performance, additional factors include, among other things, the risk factors and other cautionary statements included within FMC’s 2021 Form 10-K filed with the SEC as well as other SEC filings and public communications. Moreover, investors are cautioned to interpret many of these factors as being heightened as a result of the ongoing and numerous adverse impacts of COVID.

Page 6/ FMC Corporation delivers record fourth quarter and full-year 2022 results, guides strong growth for 2023

FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, Except Per Share Data)	2022	2021	2022	2021
Revenue	$1,622.0	$1,413.6	$5,802.3	$5,045.2

Costs of sales and services	936.4	805.5	3,475.5	2,883.9

Gross margin	$685.6	$608.1	$2,326.8	$2,161.3

Selling, general and administrative expenses	$212.5	$195.1	$775.2	$714.1
Research and development expenses	84.4	85.3	314.2	304.7
Restructuring and other charges (income)	(5.8)	55.7	93.1	108.0
Total costs and expenses	$1,227.5	$1,141.6	$4,658.0	$4,010.7
Income (loss) from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$394.5	$272.0	$1,144.3	$1,034.5
Non-operating pension and postretirement charges (income)	2.1	1.7	8.6	5.6
Interest expense, net	44.8	33.0	151.8	131.1
Income (loss) from continuing operations before income taxes	$347.6	$237.3	$983.9	$897.8
Provision (benefit) for income taxes	12.2	16.7	145.2	92.5
Income (loss) from continuing operations	$335.4	$220.6	$838.7	$805.3
Discontinued operations, net of income taxes	(55.0)	(35.8)	(97.2)	(68.2)
Net income (loss)	$280.4	$184.8	$741.5	$737.1
Less: Net income (loss) attributable to noncontrolling interests	6.5	(5.9)	5.0	(2.5)
Net income (loss) attributable to FMC stockholders	$273.9	$190.7	$736.5	$739.6

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$328.9	$226.5	$833.7	$807.8
Discontinued operations, net of tax	(55.0)	(35.8)	(97.2)	(68.2)
Net income (loss)	$273.9	$190.7	$736.5	$739.6

Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$2.61	$1.79	$6.60	$6.29
Discontinued operations	(0.44)	(0.28)	(0.77)	(0.53)
Basic earnings per common share	$2.17	$1.51	$5.83	$5.76
Average number of shares outstanding used in basic earnings per share computations	125.6	126.6	126.0	128.4

Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$2.61	$1.78	$6.58	$6.26
Discontinued operations	(0.44)	(0.28)	(0.77)	(0.53)
Diluted earnings per common share	$2.17	$1.50	$5.81	$5.73
Average number of shares outstanding used in diluted earnings per share computations	126.4	127.4	126.7	129.1

Other Data:
Capital additions and other investing activities	$16.0	$15.2	$118.7	$113.8
Depreciation and amortization expense	42.8	42.4	169.4	170.9
On July 1, 2022, we changed our methods of accounting for inventory costing and net periodic benefit cost. Impacts to our recasted Consolidated Statements of Income (Loss) are not material. Certain prior year amounts within these earnings tables have been recasted to reflect the policy changes, as discussed in our Q3 2022 Form 10-Q. Further detail will be included in our 2022 Form 10-K.

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions, except per share amounts)	2022	2021	2022	2021
Net income (loss) attributable to FMC stockholders (GAAP)	$273.9	$190.7	$736.5	$739.6
Corporate special charges (income):
Restructuring and other charges (income) (a)	(5.8)	55.7	93.1	108.0
Non-operating pension and postretirement charges (income) (b)	2.1	1.7	8.6	5.6
Transaction-related charges (c)	—	—	—	0.4
Income tax expense (benefit) on Corporate special charges (income) (d)	4.3	(12.2)	1.5	(20.3)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	6.8	—	6.8	—
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	55.0	35.8	97.2	68.2
Tax adjustment (f)	(37.3)	(2.1)	(5.3)	(14.8)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$299.0	$269.6	$938.4	$886.7

Diluted earnings per common share (GAAP)	$2.17	$1.50	$5.81	$5.73
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	(0.04)	0.44	0.74	0.84
Non-operating pension and postretirement charges (income)	0.02	0.01	0.07	0.04
Transaction-related charges	—	—	—	—
Income tax expense (benefit) on Corporate special charges (income), per diluted share	0.03	(0.09)	0.01	(0.16)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	0.05	—	0.05	—
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.44	0.28	0.77	0.53
Tax adjustments per diluted share	(0.30)	(0.02)	(0.04)	(0.11)

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$2.37	$2.12	$7.41	$6.87

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	126.4	127.4	126.7	129.1
____________________
(1)    The Company believes that the Non-GAAP financial measure "Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders" ("Adjusted earnings"), and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of Corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.
(a)     Three Months Ended December 31, 2022:
Restructuring and other charges (income) includes $2.1 million of severance and employee separation costs, $3.0 million related to fixed asset charges, and $2.7 million of other restructuring related charges incurred as part of various restructuring initiatives. These restructuring charges were offset by a gain of $50.5 million recognized on the disposition of land related to a closed manufacturing facility. Other charges of $36.9 million relate primarily to environmental charges.

Three Months Ended December 31, 2021:
Restructuring and other charges (income) is partially comprised of charges of environmental sites of $23.8 million. There were restructuring charges of $10.9 million associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business, which primarily reflects non-cash charges and to a lesser extent remaining severance. Restructuring charges associated with the DuPont program were largely complete as of December 31, 2021. Restructuring and other charges also includes an additional $9.7 million to increase reserves for certain historical India indirect tax matters that were triggered in the third quarter of 2021. Other restructuring charges from severance and accelerated deprecation for site closures were $11.3 million.
Twelve Months Ended December 31, 2022:
Restructuring and other charges (income) is primarily comprised of $76.8 million in exit charges related to our decision to cease operations and business in Russia. Restructuring and other charges (income) is also comprised of $5.9 million of severance and employee separation costs, $11.2 million related to fixed asset charges, and $7.3 million of other restructuring related charges incurred as part of various restructuring initiatives. These restructuring charges were partially offset by a gain of $50.5 million recognized on the disposition of land related to a closed manufacturing facility. Other charges of $42.4 million relate primarily to environmental charges.
Twelve Months Ended December 31, 2021:
Restructuring and other charges (income) is comprised of costs related to historical India indirect tax matters of $33.5 million for the establishment of reserves which were largely triggered in the third quarter of 2021. These charges also include charges associated with certain in-flight restructuring programs from the integration of the DuPont Crop Protection Business, including severance, accelerated depreciation on certain fixed assets, and other costs of $16.7 million, which primarily reflects non-cash charges and to a lesser extent remaining severance. Restructuring charges associated with the DuPont program were largely complete as of December 31, 2021. Additionally, restructuring and other charges (income) is comprised of regional realignment activities, primarily the move of our European headquarters, including severance and employee relocation costs, of $11.0 million. These charges also include severance and restructuring charges of $13.4 million from other restructuring programs, as well as environmental sites and other miscellaneous charges of $27.1 million and $6.3 million, respectively.
(b)    Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)    Charges related to legal and professional fees associated with acquisition activities, primarily associated with the DuPont Crop Protection Business Acquisition.
(d)    The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the Corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e)    Three and Twelve Months Ended December 31, 2022 and 2021:
Discontinued operations for all periods presented includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. Discontinued operations, net of income taxes for the twelve months ended December 31, 2021 also includes a gain on sale, net of tax, of approximately $15.4 million, from the sale of land at two separate discontinued sites.
(f)    We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; unusual or infrequently occurring items; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in Millions)	2022	2021	2022	2021
Tax adjustments:
Revisions to valuation allowances of historical deferred tax assets	1.8	(16.1)	1.8	(21.5)
Foreign currency remeasurement and other discrete items	(39.1)	14.0	(7.1)	6.7
Total Non-GAAP tax adjustments	$(37.3)	$(2.1)	$(5.3)	$(14.8)

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2022	2021	2022	2021
Net income (loss) (GAAP)	$280.4	$184.8	$741.5	$737.1
Restructuring and other charges (income)	(5.8)	55.7	93.1	108.0
Non-operating pension and postretirement charges (income)	2.1	1.7	8.6	5.6
Transaction-related charges	—	—	—	0.4
Discontinued operations, net of income taxes	55.0	35.8	97.2	68.2
Interest expense, net	44.8	33.0	151.8	131.1
Depreciation and amortization	42.8	42.4	169.4	170.9
Provision (benefit) for income taxes	12.2	16.7	145.2	92.5
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$431.5	$370.1	$1,406.8	$1,313.8
___________________
(1)    Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In Millions)	2022	2021	2022	2021
Cash provided (required) by operating activities of continuing operations (GAAP) (1)	$644.3	$600.4	$660.0	$898.6
Transaction and integration costs	—	1.1	0.5	9.5
Adjusted cash from operations (2)	$644.3	$601.5	$660.5	$908.1

Capital expenditures	$(33.9)	$(23.7)	$(142.3)	$(100.1)
Other investing activities	17.9	8.5	23.6	(13.7)
Capital additions and other investing activities	$(16.0)	$(15.2)	$(118.7)	$(113.8)

Cash provided (required) by operating activities of discontinued operations	$(25.8)	$(24.6)	$(77.6)	$(78.5)
Cash provided (required) by investing activities of discontinued operations	—	2.9	—	19.7
Transaction and integration costs	—	(1.1)	(0.5)	(9.5)
Investment in Enterprise Resource Planning system	—	—	—	(12.7)
Proceeds from land disposition (3)	50.5	—	50.5	—
Legacy and transformation	$24.7	$(22.8)	$(27.6)	$(81.0)

Free cash flow (Non-GAAP) (4)	$653.0	$563.5	$514.2	$713.3
___________________
(1)    The cash provided (required) by operating activities for the three months ended December 31, 2022 and 2021 is the calculation of the twelve months ended December 31, 2022 and 2021 less the previously reported nine months ended September 30, 2022 and 2021, respectively.
(2)    Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.

(3)    Amounts for the year ended December 31, 2022 include proceeds of of $50.5 million received on the disposition of land related to a closed manufacturing facility.
(4)    Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended December 31, 2022 vs. 2021	Twelve Months Ended December 31, 2022 vs. 2021
Total Revenue Change (GAAP)	15%	15%
Less: Foreign Currency Impact	(2)%	(3)%
Organic Revenue Change (Non-GAAP)	17%	18%
___________________
(1)    We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In Millions)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$572.0	$516.8
Trade receivables, net of allowance of $33.9 in 2022 and $37.4 in 2021	2,871.4	2,583.7
Inventories	1,651.6	1,521.9
Prepaid and other current assets	343.6	431.4
Total current assets	$5,438.6	$5,053.8
Property, plant and equipment, net	849.6	817.0
Goodwill	1,589.3	1,463.3
Other intangibles, net	2,508.1	2,521.9
Deferred income taxes	210.7	194.1
Other long-term assets	575.0	623.0
Total assets	$11,171.3	$10,673.1

Short-term debt and current portion of long-term debt	$540.8	$440.8
Accounts payable, trade and other	1,252.2	1,135.0
Advanced payments from customers	680.5	630.7
Accrued and other liabilities	601.8	631.2
Accrued customer rebates	465.3	406.7
Guarantees of vendor financing	142.0	206.2
Accrued pensions and other postretirement benefits, current	2.3	4.3
Income taxes	114.7	65.4
Total current liabilities	$3,799.6	$3,520.3

Long-term debt, less current portion	$2,733.2	$2,731.7
Long-term liabilities	1,237.6	1,277.4
Equity	3,400.9	3,143.7
Total liabilities and equity	$11,171.3	$10,673.1

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
(In Millions)	2022	2021
Cash provided (required) by operating activities of continuing operations	$660.0	$898.6

Cash provided (required) by operating activities of discontinued operations	(77.6)	(78.5)

Cash provided (required) by investing activities of continuing operations	(266.4)	(131.7)

Cash provided (required) by investing activities of discontinued operations	—	19.7

Cash provided (required) by financing activities of continuing operations	(237.4)	(747.9)

Effect of exchange rate changes on cash	(23.4)	(12.3)
Increase (decrease) in cash and cash equivalents	$55.2	$(52.1)

Cash and cash equivalents, beginning of period	516.8	568.9

Cash and cash equivalents, end of period	$572.0	$516.8